                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            ALIGN-RITE INTERNATIONAL
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[ALIGN-RITE LOGO]           ALIGN-RITE INTERNATIONAL, INC.

                                                                   July 23, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Align-Rite International, Inc. ("Align-Rite" or the "Company") to be held on Wednesday, August 20, 1997. We sincerely hope that you will be able to attend the meeting which will be held at the Burbank Hilton Hotel, 2500 Hollywood Way, Burbank, California 91505, beginning at 11:00 a.m., local time.

     At this meeting you are being asked to elect a Board of Directors for the ensuing year. James L. Mac Donald, Jeffrey R. Lee, Petar N. Katurich, Alan G. Duncan, Andrew C. Wang and George Wells are the nominees for re-election to the Board of Directors to serve until their terms expire at the 1998 Annual Meeting of Shareholders.

     The members of the Board of Directors and management look forward to personally greeting as many shareholders as possible at the Annual Meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.

     Although you presently may plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

                                          Sincerely,

                                         [James L. Mac Donald]
                                         -------------------------------------
                                          James L. Mac Donald
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                         ALIGN-RITE INTERNATIONAL, INC.
                              2428 ONTARIO STREET
                           BURBANK, CALIFORNIA 91504

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON AUGUST 20, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Align-Rite International, Inc., a California corporation ("Align-Rite" or the "Company"), will be held at the Burbank Hilton Hotel, 2500 Hollywood Way, Burbank, California 91505, beginning at 11:00 a.m., local time., on Wednesday, August 20, 1997, for the following purposes:

          (1) To re-elect members of the Board of Directors to serve until the next annual meeting of shareholders; and

          (2) To transact such other business as may properly come before the meeting or at any adjournments thereof.

     The Board of Directors has fixed the close of business on July 1, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting and at any adjournments thereof.

     Accompanying this notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING TO VOTE IN PERSON PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the meeting.

                                          By Order of the Board of Directors

                                          [Petar N. Katurich]
                                          -------------------------------------
                                          Petar N. Katurich
                                          Vice President of Finance,
                                          Chief Financial Officer and Secretary

Burbank, California
July 23, 1997

                             YOUR VOTE IS IMPORTANT

     NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

                         ALIGN-RITE INTERNATIONAL, INC.
                              2428 ONTARIO STREET
                           BURBANK, CALIFORNIA 91504

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     The accompanying proxy is being solicited by the Board of Directors of Align-Rite International, Inc. ("Align-Rite" or the "Company") for use at the Company's Annual Meeting of Shareholders to be held on Wednesday, August 20, 1997, at 11:00 a.m. local time, at the Burbank Hilton Hotel, 2500 Hollywood Way, Burbank, California 91505, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about July 23, 1997.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     On July 1, 1997, the record date with respect to this solicitation for determining shareholders entitled to notice of and to vote at the Annual Meeting, 4,427,454 shares of the Company's Common Stock were outstanding. No shares of any other class of stock were outstanding. Only shareholders of record on such date are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Each shareholder of record is entitled to one vote for each share held on all matters to come before the Annual Meeting and at any adjournment thereof.

     All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. An executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company, at 2428 Ontario Street, Burbank, California 91504, the principal executive office of the Company, a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a shareholder's right to vote in person should such shareholder find it convenient to attend the Annual Meeting and desire to vote in person.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as election inspector for the meeting. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

     The election inspector will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of that number of directors as may be determined by the Board of Directors. The full Board of Directors consists of six directors. At the 1997 Annual Meeting of Shareholders, six directors are to be elected for a term of one year or until election and qualification of their successors.

     The accompanying proxies solicited by the Board of Directors will be voted for the election of the nominees named below, unless the proxy card is marked to withhold authority to vote for any nominee. The nominees are presently members of the Company's Board of Directors and with the exception of Mr. George Wells, were previously elected to their present terms of office by the shareholders of the Company. Mr. Wells was first elected by the directors during the 1997 fiscal year.

     The nominees for election are:

               James L. Mac Donald
               Jeffrey R. Lee
               Petar N. Katurich
               Alan G. Duncan
               Andrew C. Wang
               George Wells

     If any of the nominees should become unavailable for election to the Board of Directors, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

DIRECTOR NOMINEES

     The following table provides information regarding the nominees for election as directors of the Company. The ages shown are as of July 1, 1997.

                                                  BUSINESS EXPERIENCE                  DIRECTOR
         NAME AND AGE                              AND DIRECTORSHIPS                    SINCE
------------------------------    ---------------------------------------------------  --------
James L. Mac Donald (50)          Chairman of the Board, President and Chief             1995
                                  Executive Officer of the Company. Mr. Mac Donald is
                                  also a Director of the British American Chamber of
                                  Commerce and a Fellow of the Institute of
                                  Directors.
Jeffrey R. Lee (52)               Executive Vice President and Chief Operating           1995
                                  Officer of the Company. In addition Mr. Lee serves
                                  as the General Manager of Align-Rite Limited. In
                                  April 1997, Mr. Lee was appointed the Managing
                                  Director of Align-Rite GmbH. From 1976 to 1980, Mr.
                                  Lee was General Manager of Transmask, an
                                  independent photomask manufacturing company. Mr.
                                  Lee is a Fellow of the Institute of Directors.
Petar N. Katurich (34)            Vice President of Finance since April 1997 and         1995
                                  Chief Financial Officer and Secretary since 1992.
                                  From 1991 to 1992, Mr. Katurich was employed by a
                                  division of Cooke Media Group. From 1985 to 1990,
                                  Mr. Katurich was employed at Coopers & Lybrand
                                  L.L.P. Mr. Katurich is a Certified Public
                                  Accountant.
Alan G. Duncan (49)               Director of a subsidiary of the Company since 1986.    1995
                                  Mr. Duncan is an executive director of Prelude
                                  Trust plc, a venture capital fund quoted on the
                                  London Stock Exchange.
Andrew C. Wang, Ph.D. (59)        Director of a subsidiary of the Company since 1986.    1995
                                  Dr. Wang is currently President and Chief Executive
                                  Officer of Mobile Telesystems Inc., a U.S. based
                                  telecommunication product manufacturer. Dr. Wang
                                  has also served as Chairman of the Board and is
                                  currently a director of Industrial Technology
                                  Investment Corporation, Taiwan Mask Corporation and
                                  EMMT Systems Corporation, each based in Taiwan.
George Wells (61)                 Director of the Company since 1996. Mr. Wells is       1996
                                  currently retired and most recently served as
                                  President and Chief Executive Officer of Exar
                                  Corporation, a California based semiconductor
                                  manufacturer. Mr. Wells is currently a director of
                                  Exar Corporation and Q-Logic.

DIRECTORS' FEES

     Directors who also are employees of the Company are reimbursed for expenses incurred in attending meetings of the Board of Directors but do not otherwise receive compensation for serving as directors of the Company. Each director who is not an employee of the Company is entitled to receive an annual fee of $5,000 for his services as a director, a fee of $1,500 for each Board meeting attended, $750 for each committee meeting attended and reimbursement for his expenses incurred in attending Board meetings. In addition, each director who is not an employee receives an annual grant of options to purchase 3,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Moreover, directors who are also directors of any of the Company's subsidiaries receive an additional grant of options to purchase 1,000 shares of the Company's Common Stock for each subsidiary's Board on which they sit. Options granted under the non-employee director provisions of the Company's 1995 Stock Option Plan vest in three equal annual installments and are exercisable for ten years after the date of grant.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Committees of the Board of Directors consist of an Audit Committee and a Compensation Committee, each of which is comprised solely of outside directors. During the fiscal year ended March 31,

1997, the Board of Directors held three meetings. All directors attended 75% or more of the total meetings of the Board of Directors and Committees of the Board of Directors on which they served.

     Audit Committee. The Audit Committee is comprised of Messrs. Duncan and Wang and held one meeting during the fiscal year ended March 31, 1997. Its functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the audit plan and results of their examination of the Consolidated Financial Statements and determining the independence of such accountants.

     Compensation Committee. The Compensation Committee is comprised of Messrs. Duncan and Wang and held two meetings during the fiscal year ended March 31, 1997. Its functions include reviewing and making recommendations with respect to compensation of officers and key employees, including the grant of options or other awards under the Company's 1995 Stock Option Plan.

REQUIRED VOTE

     In the election of directors, shares present but not voting will be disregarded (except for quorum purposes). No shareholder will be entitled to cumulate votes (i.e., cast for any candidate for election to the Board of Directors, a number of votes greater than the number of the shareholder's shares) unless the names of the candidate or candidates have been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates who have been nominated. If voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected and the votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. In the event of cumulative voting, the proxy holders intend to distribute the votes represented by the proxies solicited hereby in such proportions as they see fit. If the voting is not conducted by cumulative voting, each share will be entitled to one vote and the holders of a majority of the shares voting at the meeting will be able to elect all of the directors if they choose to do so. In such event, the other shareholders will be unable to elect any director. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. On all other matters, each share is entitled to one vote. Votes cast against a candidate or votes withheld will have no legal effect. Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated on the accompanying proxy card.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth information as of July 1, 1997 with respect to the beneficial ownership of the Company's Common Stock by each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, each director or nominee of the Company, each executive officer listed in the Summary Compensation Table below and all directors and officers as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown.

                            SECURITY OWNERSHIP TABLE

                                                                    AMOUNT AND
                                                                    NATURE OF
                                                                    BENEFICIAL     PERCENT OF
                       NAME OF BENEFICIAL OWNER                     OWNERSHIP        CLASS
    --------------------------------------------------------------  ----------     ----------
    Fidelity Management(1)........................................    376,000          8.49%
    Heartland Advisors, Inc.(2)...................................    358,900          8.11%
    Brinson Partners, Inc.(3).....................................    333,200          7.53%
    Morgan Stanley Group Inc.(4)..................................    299,400          6.76%
    James L. Mac Donald(5)........................................    698,228         14.97%
    Jeffrey R. Lee(6).............................................    180,345          4.04%
    Petar N. Katurich(7)..........................................     12,166             *
    Alan G. Duncan(8).............................................     13,000             *
    Andrew C. Wang(9).............................................     13,000             *
    George Wells..................................................          0             *
    All directors and executive officers as a group
      (6 persons)(10).............................................    914,739         19.34%

---------------

  *  Less than 1%.

 (1) This information was obtained from Fidelity Management ("Fidelity") and Bloomberg Newswire. The mailing address of Fidelity is 82 Devonshire Street, Boston, MA 02109-3614.

 (2) According to a Schedule 13G, dated February 12, 1997, filed with the Securities and Exchange Commission, Heartland Advisors, Inc., a registered investment advisor ("Heartland"), has sole voting power and sole dispositive power with respect to the shares. The mailing address of Heartland is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

 (3) This information was obtained from Brinson Partners, Inc. ("Brinson") and Bloomberg Newswire. The mailing address of Brinson is 209 S. La Salle Street, Chicago, Illinois 60604-1295.

 (4) According to a Schedule 13G, dated February 14, 1997, filed with the Securities and Exchange Commission, Morgan Stanely Group Inc. ("Morgan Stanley"), through its wholly-owned subsidiary Miller Anderson & Sherrard, L.L.P., a registered investment advisor ("Miller Anderson"), has sole voting power and sole dispositive power with respect to the shares. The mailing address of Miller Anderson is One Tower Bridge, Suite 1100, West Conshohocken, Pennsylvania 19428. The mailing address of Morgan Stanley is 1585 Broadway, New York, New York 10036.

 (5) Includes 237,278 shares subject to options that are currently exercisable or will become exercisable before August 30, 1997. The mailing address for Mr. Mac Donald is c/o Align-Rite International, Inc., 2428 Ontario Street, Burbank, CA 91504.

 (6) Includes 40,000 shares subject to options that are currently exercisable or will become exercisable before August 30, 1997.

 (7) Includes 12,166 shares subject to options that are currently exercisable or will become exercisable before August 30, 1997.

 (8) Includes 13,000 shares subject to options that are currently exercisable or will become exercisable before August 30, 1997.

 (9) Includes 11,000 shares subject to options that are currently exercisable or will become exercisable before August 30, 1997.

(10) Includes 313,444 shares subject to options that are currently exercisable or will become exercisable before August 30, 1997. See Notes 5 through 9.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth all compensation for the fiscal years ended March 31, 1997, 1996 and 1995 earned by the Chief Executive Officer and the other most highly compensated executive officer of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM(1)
                                            ANNUAL COMPENSATION            COMPENSATION
                                     ----------------------------------    ------------
                                                           OTHER ANNUAL      OPTIONS          ALL OTHER
                                     SALARY       BONUS    COMPENSATION      GRANTED         COMPENSATION
            NAME              YEAR     ($)         ($)        ($)(2)           (#)               ($)
----------------------------  ----   -------     -------   ------------    ------------      ------------
James L. Mac Donald.........  1997   224,000      82,280          --               --           32,123(3)
  Chairman of the Board,      1996   208,000     104,000      45,800(4)       111,396(5)        36,260(6)
  President and Chief         1995   190,440     129,000          --          100,000(7)        32,941(8)
  Executive Officer
Jeffrey R. Lee..............  1997   170,000(9)   20,720          --               --            1,424(10)
  Vice President and Chief    1996   160,000(9)   40,540          --              -0-            2,110(10)
  Operating Officer           1995   142,325(9)   35,000          --           40,000(11)          812(10)

------------------

 (1) The Company has not issued stock appreciation rights or restricted stock awards.

 (2) Except as noted below, all Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

 (3) $30,123 of this amount represents life insurance premiums paid by the Company on behalf of Mr. Mac Donald, 2,000 of this amount represents the annual contribution by the Company to the Company's 401(k) Plan in the name of Mr. Mac Donald.

 (4) $33,800 of this amount represents an automobile allowance and the additional use of a company car. $12,000 of this amount represents amounts reimbursed for the payment of taxes in connection with life insurance premiums paid by the Company on behalf of Mr. Mac Donald.

 (5) These options were granted pursuant to the Company's 1995 Stock Option
     Plan.

 (6) $33,950 of this amount represents life insurance premiums paid by the Company on behalf of Mr. Mac Donald. $2,310 of this amount represents the annual contribution by the Company to the Company's 401(k) Plan in the name of Mr. Mac Donald.

 (7) These options were granted pursuant to the Share Option Plan of ARI. These options are exercisable for shares of Common Stock of the Company.

 (8) $31,623 of this amount represents life insurance premiums paid by the Company on behalf of Mr. Mac Donald. $1,318 of this amount represents the annual contribution by the Company to the Company's 401(k) Plan in the name of Mr. Mac Donald.

 (9) Includes a $30,000 foreign tax adjustment payment.

(10) These amounts represent annual contribution by the Company to the Company's 401(k) Plan in the name of Mr. Lee.

(11) These options were granted pursuant to the Share Option Plan of ARI and are exercisable for ordinary shares of ARI. The ordinary shares issuable upon exercise of the options are subject to a right of the Company to acquire such ordinary shares by issuing in exchange therefor an equal number of shares of Common Stock of the Company.

SUMMARY OF OPTIONS EXERCISED

     The following table provides information with respect to the exercise of stock options during the most recently completed fiscal year by the Chief Executive Officer and the other most highly compensated executive officer of the Company together with the fiscal year-end value of unexercised options.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

              AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUE

                                                                                           VALUE OF
                                                                   NUMBER OF              UNEXERCISED
                                                             SECURITIES UNDERLYING       IN-THE MONEY
                                    SHARES                   UNEXERCISED OPTIONS AT       OPTIONS AT
                                   ACQUIRED                       EXERCISABLE/           EXERCISABLE/
                                      ON        VALUE(1)              (#)                     ($)
                                   EXERCISE     REALIZED          EXERCISABLE/           EXERCISABLE/
              NAME                    #           ($)            UNEXERCISABLE           UNEXERCISABLE
---------------------------------  --------     --------     ----------------------   -------------------
James L. Mac Donald..............    -0-          -0-           237,278(2)/89,118     $2,282,104/$882,763
Jeffery R. Lee...................    -0-          -0-              40,000/0               $435,000/$0

------------------

(1) Market value of the securities underlying the options at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options. Options are "in-the-money" if the fair value of the underlying securities exceeds the exercise price of the options.

(2) Includes an option to purchase 115,000 shares of Common Stock of the Company granted in exchange for warrants to purchase 115,000 ordinary shares of ARI at an exercise price of $2.59 per share. This exchange was effected in connection with the Company's initial public offering and became effective as of July 21, 1995.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Alan G. Duncan and Andrew C. Wang. No member of the Compensation Committee is either an officer or employee of the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

     As members of the Compensation Committee, it is our duty to administer the Company's overall compensation program for its senior management. The Compensation Committee oversees the administration of the Align-Rite International, Inc. 1995 Stock Option Plan. In addition, the Compensation Committee establishes the compensation of the Chief Executive Officer and evaluates the performance of such individual. The Compensation Committee is comprised entirely of non-employee directors.

     The primary philosophy of the Company regarding compensation is to offer a program which rewards each of the members of senior management commensurately with the Company's overall growth and financial performance, including each person's individual performance during the previous fiscal year. The Company's compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change.

     The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the financial success of the Company, as well as the individual contribution of each particular person to that success. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, which can increase or decrease to reflect changes in corporate and individual performance.

     The Compensation Committee evaluates the total compensation for the Company's Chief Executive Officer, Mr. James L. Mac Donald, and certain other members of senior management in light of information collected by the Compensation Committee regarding the compensation practices of similar companies. The Compensation Committee considers various indicators of success on both a corporate and an individual level in determining the overall compensation package for Mr. Mac Donald and other members of senior management. The Compensation Committee considers such corporate performance measures as revenue, operating income and earnings per share in its calculation of Mr. Mac Donald's compensation.

     The Company's annual compensation package for Mr. Mac Donald and the other members of senior management typically consists of: (a) salary, (b) annual cash incentive or bonus and (c) long-term incentive or non-cash awards, primarily stock options.

     Mr. Mac Donald's base salary for the 1997 fiscal year was based on his employment agreement with the Company, which expires in March 2000, subject to renewal by the Company (the "Employment Agreement"), pursuant to which he serves as Chairman of the Board, President and Chief Executive Officer. The Employment Agreement established Mr. Mac Donald's minimum annual base salary at not less than $208,000 per year, subject to annual increases at the discretion of the Board of Directors of not less than the annual increase in the consumer price index. In recognition of the Company's growth and performance under Mr. Mac Donald's leadership, the Compensation Committee determined that an increase in base salary from approximately $224,000 in fiscal 1997 to approximately $235,000 in fiscal 1998, approximately a 5% change, was appropriate. The Company uses a similar analysis to determine the salaries of other members of senior management.

     Pursuant to Mr. Mac Donald's Employment Agreement, he is also entitled to receive a cash bonus equal to 8% of any annual increase in the income from operations of the Company, subject to a cap of 50% of his base salary. During the 1997 fiscal year, Mr. Mac Donald received a cash bonus of $82,280.

     The Company also provides compensation to certain members of its management under the Company's 1995 Stock Option Plan (the "Plan"). The Plan provide the Company with the ability to periodically reward key employees with options to purchase shares of the Company's Common Stock. These long-term incentives are designed to couple the interests of key employees with those of the shareholders of the Company. Stock option grants provide an incentive that focuses the individual's attention on managing the Company from the perspective of an owner, with an equity stake in the business. The value of stock options is tied to the future performance of the Company's Common Stock and provides value to the recipient only when the price of the Company's Common Stock increases above the option grant price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure which includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives. During the 1997 fiscal year no options to purchase shares were awarded to Mr. Mac Donald.

     The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                          THE COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Alan G. Duncan (Chairman)
                                          Andrew C. Wang

                               PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns(1) of
(i) the Company's Common Stock, (ii) the Nasdaq Stock Market -- US Index and
(iii) the S&P Electronics (Semiconductors) Index.

                                                                    S & P
      Measurement Period       Align-rite        NASDAQ STOCK    ELECTRONICS
    (Fiscal Year Covered)   International, Inc.   MARKET (US)  (SEMICONDUCTORS)
    ---------------------   -------------------  ------------  ----------------
7/21/95                             100               100             100
3/96                                 78               119              79
3/97                                 92               132             168

-----------------
(1) Total returns assumes reinvestment of dividends.

(2) Assumes $100 invested on July 21, 1995 (the date on which the Company consummated its initial public offering and was registered under Section 12 of the Securities Exchange Act of 1934, as amended) in the Common Stock of the Company and on June 30, 1995 in each Index.

     IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

     THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has employment agreements with the following executive officers:

     James L. Mac Donald. Mr. Mac Donald's agreement expires on March 31, 2000, subject to renewal by the Company, under which he serves as Chairman of the Board, President and Chief Executive Officer. Pursuant to this agreement, Mr. Mac Donald receives an annual salary of not less than $208,000, subject to annual increases at the discretion of the Board of Directors of not less than the annual increase in the consumer price index. He is also entitled to receive a bonus equal to 8% of any annual increase in the income from operations of the Company, subject to a cap of 50% of his base salary. The Company is required to maintain a life insurance policy of $3.0 million for the benefit of Mr. Mac Donald, and Mr. Mac Donald is entitled to participate in other benefit programs of the Company generally available to its executive officers. In addition, Mr. Mac Donald is entitled to receive an automobile allowance and reimbursement of business expenses. If the Company terminates Mr. Mac Donald's employment without cause, Mr. Mac Donald is entitled to a lump sum severance payment equal to one month's then current base salary, including benefits, for each year of his employment with the Company or any of its subsidiaries, subject to a maximum of 24 months' base pay. In addition, if there should occur a change in control of the Company, then Mr. Mac Donald may elect to terminate his employment agreement. In such event, Mr. Mac Donald will be entitled to receive all lump sum severance payments. Mr. Mac Donald has been employed by the Company and its subsidiaries for 26 years.

     Jeffrey R. Lee. Mr. Lee's employment agreement expires on March 31, 2000, subject to renewal by the Company, under which he serves as Executive Vice President and Chief Operating Officer. Pursuant to this agreement, Mr. Lee receives an annual salary of not less than $130,000 and a foreign tax adjustment payment of $30,000, subject in each case to annual increases at the discretion of the Board of Directors of not less than the annual increase in the consumer price index. He is also entitled to receive a bonus equal to 2% of any annual increase in the income from operations of the Company, subject to a cap of 40% of his base salary. The Company is required to maintain a life insurance policy of $250,000 for the benefit of Mr. Lee, and Mr. Lee is entitled to participate in other benefit programs of the Company available to its executive officers. In addition, Mr. Lee is entitled to receive an automobile allowance and reimbursement of business expenses. If the Company terminates Mr. Lee's employment without cause, Mr. Lee is entitled to a lump sum severance payment equal to one month's then current base salary, including benefits, for each year of his employment with the Company or any of its subsidiaries, subject to a maximum of 18 months' base pay. In addition, if there should occur a change in control of the Company, then Mr. Lee may elect to terminate his employment agreement. In such event, Mr. Lee will be entitled to receive all lump sum severance payments. Mr. Lee has been employed by the Company and its subsidiaries for 16 years.

                             EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors adopted the Align-Rite International, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") effective as of February 1, 1996. Under the Stock Purchase Plan, 75,000 shares of the Company's Common Stock is available for purchase by eligible employees electing to participate in the Stock Purchase Plan. Such employees are entitled annually to purchase Common Stock of the Company, by means of payroll deductions, at a 15% discount from the market price of the Company's Common Stock. The Board of Directors believes that the Stock Purchase Plan provides additional incentive to employees (i) to achieve business goals of the Company that would increase stock values and (ii) to remain in the employment of the Company.

     Only Qualified Employees are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan defines a "Qualified Employee" as an employee of the Company or any of its subsidiaries who has completed twelve months of continuous service with the Company or such subsidiary as of the first date of the applicable plan year and who is customarily employed for more than twenty hours per week and more than five months in a calendar year. The term "Qualified Employee" does not include any employee who, after giving effect to his or her participation in the Stock Purchase Plan, owns or would own stock representing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries. The fair market value of stock purchased by any participant in the Stock Purchase Plan cannot exceed $25,000 in any calendar year. In addition, the maximum amount that a participant in the Stock Purchase Plan may elect to set aside in each plan year is 10% of his or her base salary. The Stock Purchase Plan has no definite term and will terminate when all of the shares subject to the Stock Purchase Plan have been purchased, unless terminated sooner by the Board of Directors.

1995 STOCK OPTION PLAN

     Under the 1995 Stock Option Plan (the "Plan") awards may be granted that consist of any combination of stock options (incentive or nonqualified), restricted stock, stock appreciation rights ("SARs") and performance share awards. The Plan limits to 150,000 shares the number of shares that can be granted during any twelve-month period to any individual participating in the Plan. Awards under the Plan generally may be made to any officer or key employee of the Company or any subsidiary who has not served on the Compensation Committee of the Board of Directors within twelve months from the date of the award and to consultants to the Company or any subsidiary whether or not such consultants are employees. Participants in the Plan are selected by the Compensation Committee. The Compensation Committee is selected by the Board of Directors and is empowered to determine the terms and conditions of each award made under the Plan, subject to the limitations that the exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant (110% if granted to an employee who owns 10% or more of the Common Stock), and no incentive stock option can be granted to anyone other than a full-time employee of the Company or its subsidiaries. Non-qualified stock options may be granted under the Plan with an exercise price determined by the Compensation Committee. Options granted under the Plan may be exercised as determined by the Compensation Committee, but in no event after ten years from the date of grant.

     Under the Non-Employee Director Program, each person who was a non-employee director at the time of the Plan's approval by the shareholders of the Company, and each such person who subsequently became a member of the Board, was granted automatically a nonqualified stock option to purchase 3,000 shares of the Company's Common Stock. In addition, the Plan provides that in each calendar year, there will be granted automatically (without any action by the Committee or the Board) as of the date of the Annual Meeting of Shareholders in each such year, a nonqualified stock option to purchase 3,000 shares of Common Stock to each non-employee director who is re-elected as a director of the Company or who continues as a director. In addition, each person who is a non-employee director of any subsidiary of the Company will automatically be granted an option to purchase 1,000 shares of the Company's Common Stock. Moreover, in each calendar year during the term of the Plan, each non-employee director who is re-elected as a director of any subsidiary of the Company or who continues as a director of any subsidiary of the Company will automatically be granted (without any action by the Committee or the Board) as of the date of the Annual Meeting of Shareholders of the Company in each such year, a nonqualified stock option to purchase 1,000 shares of Common Stock. The purchase price per share of Common Stock covered by each option granted under the Non-Employee Director Program will be the fair market value of the Common Stock on the date the option is granted. The options vest over a three-year period in equal annual installments and expire on the tenth anniversary of the award date.

SHARE OPTION SCHEME

     Under the ARI Share Option Scheme (the "Share Option Scheme"), 354,625 options were outstanding prior to the Company's initial public offering and 263,700 options are currently outstanding, all of which are currently exercisable. Prior to the Company's initial public offering, the Share Option Scheme was modified for holders of 213,550 options to exchange the shares issuable upon the exercise of such outstanding stock options from ordinary shares of ARI to shares of Common Stock of the Company on a one-for-one basis. In addition, as to the remaining 141,075 options outstanding under the Share Option Scheme, the Company has a right to acquire any ordinary shares issued upon the exercise of such options by issuing in exchange therefor an equal number of shares of Common Stock of the Company. No future grants of options under the Share Option Scheme will be made.

401(K) PLAN

     Effective October 1, 1994, Align-Rite Corporation ("ARC") established a qualified 401(k) Profit Sharing Plan (the "401(k) Plan") available to all employees who meet the 401(k) Plan's eligibility requirements. Employees can elect to contribute from 1% to 15% of their earnings to the 401(k) Plan. This 401(k) Plan, which is a defined contribution plan, provides that ARC will, at its discretion, provide contributions to the 401(k) Plan on a periodic basis. Additionally, the employer will match 25% of the first 6% of an employee's contribution, which amounts vest over five years. Terminations and forfeitures from the 401(k) Plan are used to reduce the employer's contribution. ARC made contributions to the 401(k) Plan of $48,241 in fiscal 1997.

        COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF
                1934, AS AMENDED, BY CERTAIN COMPANY AFFILIATES

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, officers, and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file. According to the Company's records, all filings required under Section 16(a) during the 1997 fiscal year were made on a timely basis.

                                 ANNUAL REPORT

     A copy of the Company's annual report, which contains the Company's Form 10-K for the year ended March 31, 1997, but excludes exhibits, is available without charge to shareholders of the Company upon request. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting shareholder. Shareholders may make requests in writing to Petar
N. Katurich, Vice President of Finance, Chief Financial Officer and Secretary, Align-Rite International, Inc., 2428 Ontario Street, Burbank, California 91504.

                           PROPOSALS OF SHAREHOLDERS

     For shareholder proposals to be considered for inclusion in the proxy materials for the Company's 1998 Annual Meeting of Shareholders, they must be received by the Secretary of the Company no later than March 25, 1998.

                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors

                                          [Petar N. Katurich]
                                          -------------------------------------
                                          Petar N. Katurich,
                                          Vice President of Finance,
                                          Chief Financial Officer and Secretary

Burbank, California
July 23, 1997

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                         ALIGN-RITE INTERNATIONAL, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints James L. Mac Donald and Petar N. Katurich, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Align-Rite International, Inc. (the "Company") held of record by the undersigned as of July 1, 1997, the record date with respect to this solicitation, at the Annual Meeting of Shareholders of the Company to be held at the Burbank Hilton Hotel, 2500 Hollywood Way, Burbank, California 91505, beginning at 11:00 a.m., local time, on Wednesday, August 20, 1997, and at any adjournment thereof, upon the following matters:

(1) ELECTION OF DIRECTORS

     [ ]  FOR the nominees listed below  [ ] WITHHOLD AUTHORITY to vote for the nominee(s) listed below

         James L. Mac Donald       Jeffrey R. Lee       Petar N. Katurich
            Alan G. Duncan         Andrew C. Wang         George Wells

--------------------------------------------------------------------------------
                  (Continued and to be signed on reverse side)

                          (Continued from other side)
(2) OTHER MATTERS

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL (1) ABOVE. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

                                                       Dated              , 1997
                                                            --------------

                                                       -------------------------
                                                            Signature(s) of
                                                            shareholder(s)

                                                       (Your signature(s) should
                                                       conform to your name(s)
                                                       as printed hereon.
                                                       Co-owners should all
                                                       sign.)